Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the following:

1)	Amended and Restated Seagate Technology Holdings public limited company 2012 Equity Incentive Plan,

2)	Seagate Technology Holdings Public Limited Company Amended and Restated Employee Stock Purchase Plan,

3)	Dot Hill Systems Corp. 2009 Equity Incentive Plan,

of our reports dated August 7, 2020, with respect to the consolidated financial statements of Seagate Technology plc and the effectiveness of internal control over financial reporting of Seagate Technology plc included in its Annual Report (Form 10-K) for the year ended July 3, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 19, 2021